Exhibit 10.1

STOCK PURCHASE AGREEMENT

between

RENTECH, INC.,

as Seller,

and

ZINSSER CO., INC.,

as Buyer,

Dated as of March 8, 2005

SECTION 6 INDEMNIFICATION		23
6.1.	Buyer’s Indemnification.	23
6.2.	Seller’s Indemnification.	23
6.3.	Survival; Time Limits for Indemnification.	24
6.4.	Basket and Cap.	24
6.5.	Exclusivity.	24
6.6.	Defense of Claims.	24

SECTION 7 MISCELLANEOUS		25
7.1.	[INTENTIONALLY OMITTED]	25
7.2.	Governing Law.	25
7.3.	Notices.	25
7.4.	Entire Agreement, Assignability, Etc.	26
7.5.	Counterparts.	26
7.6.	Representations as to Knowledge.	27
7.7.	Headings, Terms.	27
7.8.	Waivers.	27
7.9.	Severability.	27
7.10.	Remedies Cumulative.	27
7.11.	Expenses.	27
7.12.	Construction.	27
7.13.	Incorporation of Exhibit.	27

EXHIBIT

Exhibit A	-	Financial Statements of the Company

SCHEDULES

Schedule 3.2.2	Encumbrances
Schedule 3.3.1	Business Assets
Schedule 3.3.2	Title
Schedule 3.3.3	Trademarks
Schedule 3.5.1	Suppliers
Schedule 3.5.2	Customers
Schedule 3.5.4	Litigation
Schedule 3.5.5	Product Warranties/Product Liability
Schedule 3.5.6	Licenses
Schedule 3.5.7	Contracts
Schedule 3.5.8	Bank Accounts
Schedule 3.6.1(a)	List of Employee Plans
Schedule 3.6.1(b)	Multiemployer and Pension Plans
Schedule 3.6.1(c)	Compliance
Schedule 3.6.1(h)	Continuation of Coverage
Schedule 3.6.1(i)	ERISA Affiliate
Schedule 3.6.3	Employee Claims

2

Schedule 3.7.2	Hazardous Substances
Schedule 3.7.3	Environmental
Schedule 3.10	Inventories
Schedule 3.11	Insurance
Schedule 3.12	Workers Compensation

3

THIS STOCK PURCHASE AGREEMENT is made on March 8, 2005, between Rentech, Inc., a Colorado corporation (“Seller”), and Zinsser Co., Inc., a New Jersey corporation (“Buyer”).

Recitals

Seller owns all of the issued and outstanding stock of Okon, Inc., a Colorado corporation (the “Company”). Seller has agreed to sell all of the stock of the Company to Buyer on the terms and conditions set forth in this Agreement.

Agreement

Accordingly, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and the Buyer agree as follows:

SECTION 1

DEFINITIONS

1.1. Certain Defined Terms. As used in this Agreement, the following terms have the indicated meanings:

“Adverse Consequences” means all actions, suits, proceedings, investigations, complaints, claims, demands, orders, decrees, rulings, injunctions, judgments, directives, notices of violation, Liabilities, liens, losses, damages, penalties, fines, settlements, costs, expenses and fees (including court costs and reasonable fees and expenses of counsel and other experts).

“Affiliate” means, as to any Person, another Person that controls, is controlled by or is under common control with such Person. For that purpose, “control” means the power, directly or indirectly, by stock ownership, contract, family relationship, employment, position or otherwise, to significantly influence the business decisions of another Person.

“Benefit Arrangement” means any written or oral employment, consulting, bonus, noncompetition, management, agency, change of control, severance, layoff, salary continuation, deferred compensation, profit sharing, bonus, stock option, phantom stock, stock appreciation right, stock purchase, employee loan, allowance or reimbursement, or other similar contract or policy, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, dental, vision, disability or accident benefits, fringe benefit plans, arrangements or practices, and each plan, arrangement, understanding or program which provides for insurance coverage (including any self insured arrangements) or other forms of compensation or insurance (including, without limitation, post-retirement insurance), compensation or benefits, which is not a Welfare Plan, a Pension Plan or a Multiemployer Plan.

“Business Assets” means all assets, properties and rights owned by the Company or used by the Company in the conduct of its business, tangible or intangible, real or personal.

“Buyer” has the meaning given in the Preamble.

“Claim” has the meaning given in Section 6.6.

“Closing” has the meaning given in Section 2.8.

“Closing Date” has the meaning given in Section 2.8.

“Closing Date Working Capital” means the excess of (i) the sum of the Company’s accounts receivable (net of any allowance for doubtful accounts) plus its inventory over (ii) the sum of the Company’s accounts payable plus its accrued liabilities (including accrued salary, vacation and sick pay, but excluding any accrued liabilities relating to any Company Pension Plan or Company Welfare Plan and excluding any liabilities for federal income Taxes or state Taxes in which Company and Seller file Tax returns on a combined basis, all of which Taxes will be paid by Seller), in each case, as of the Closing Date and determined in accordance with GAAP, excluding any receivables from and payables or liabilities to Seller.

“COBRA” means Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, and any regulations or rulings promulgated thereunder.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder.

“Company” has the meaning given in the Recitals.

“Company Benefit Arrangement” means any Benefit Arrangement which provides coverage or benefits to any employee or former employee of the Company with respect to his or her relationship with the Company.

“Company Employee Plans” means all Employee Plans which provide coverage or benefits to any employee or former employee of the Company with respect to his or her relationship with the Company.

“Company Pension Plan” means any Pension Plan which provides coverage or benefits to any employee or former employee of the Company with respect to his or her relationship with the Company.

“Company Welfare Plan” means any Welfare Plan which provides coverage or benefits to any employee or former employee of the Company with respect to his or her relationship with the Company.

“Contracts” has the meaning given in Section 3.5.7.

“Disposal” means disposal as defined by RCRA or as defined by any applicable similar law of any jurisdiction where the Company has operated its business or Released Hazardous Substances. However, “Disposal,” as used herein, shall not be limited to the disposal of Hazardous Wastes, as defined in RCRA, but shall extend to the disposal of any Hazardous Substance, as defined herein.

“Employee Plans” shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

“Encumbrance” means any interest in an asset securing performance of an obligation, any adverse claim of title to or the right to possession or use of an asset and any option or other right to acquire title to or the right to possession or use of an asset.

“Environmental Law” means all currently effective statutes, ordinances, codes, common law principles, rules, regulations, orders, decrees, standards, procedures, permit or license requirements or other requirements of any governmental authority relating to land use, public or employee health, safety, welfare or the environment, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq. (“CERCLA”); RCRA; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Clean Water Act, 33 U.S.C. § 1251, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq. (“TSCA”); the Rivers and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the California State Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”); and regulations adopted by the South Coast Air Quality Management District, each as amended; any state or local law similar to the foregoing; all policy and guidance documents and memoranda issued pursuant to the foregoing with which the Company is required to comply under applicable law; and all permits issued to the Company pursuant to the foregoing; in each case, where and as applicable to the Company, its products or operations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings promulgated thereunder.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with, or otherwise treated as a single employer or aggregated with, the Company, pursuant to Section 414 of the Code.

“Financial Statements” has the meaning given in Section 3.4.1.

“GAAP” has the meaning given in Section 3.4.1.

“Hazardous Substance” means any pollutant, contaminant, toxic or hazardous material, substance, chemical, compound or mixture that is defined, listed, classified or regulated by any Environmental Law, including, without limitation: petroleum (including, without limitation, crude oil or any fraction thereof), gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls; and asbestos, in each case, whether specifically listed or designated as a hazardous substance under any Environmental Law.

“Hazardous Waste” shall have the meaning given under RCRA and any similar state statutes and any regulations adopted pursuant thereto.

“Indemnifying Party” has the meaning given in Section 6.6.

“Indemnitee” has the meaning given in Section 6.6.

“Initial Payment” has the meaning given in Section 2.2.

“Liability” means any liability, debt or obligation, whether known or unknown, absolute or contingent, arising under contract, in tort, by statute or regulation or otherwise, accrued or unaccrued, liquidated or unliquidated and due or to become due, and whether for the payment of money, the provision of goods or services or the performance of any other obligation.

“Multiemployer Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“Multiemployer Plan” shall mean Multiemployer Pension Plan, Multiemployer Welfare Plan or both.

“Multiemployer Welfare Plan” shall mean any “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) that is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA.

“Okon Products” means all products sold by the Company or any Affiliate of the Company after the Closing that are either labeled with the name Okon (or any other trade name or trademark of the Company) or are based upon formulations included in the Business Assets.

“PBGC” means the Pension Benefit Guaranty Corporation or any person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such terms is defined in Section 3(1) of ERISA), other than a Multiemployer Pension Plan.

“Person” means an individual and any corporation, partnership, trust, limited liability company, association, governmental authority or any other entity.

“Premises” means the real property occupied by Company at 4725 Leyden Street, Denver, Colorado 80216.

“Premises Lease” means the Lease between CSM Investors, Inc., as lessor, and the Company, as lessee, dated February 28, 2000, as amended by the First Amendment of Lease and Reaffirmation of Guaranty dated April 15, 2004, pursuant to which the Company leases the Premises.

“Purchase Price” has the meaning given in Section 2.2.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, and as codified in the Solid Waste Disposal Act, 42 U.S.C. § 6901, et seq., as amended. All references to RCRA in this Agreement incorporate all regulations at 40 C.F.R. Part 260, et seq., promulgated pursuant to RCRA as well as all state statutes or regulations adopted pursuant to RCRA.

“Release” means any direct or indirect spilling, pumping, pouring, emitting, emptying, placing, discharging, injecting, escaping, leaking, dumping, disposing, leaching or abandonment on or into any building or facility or the environment, whether intentional or unintentional, known or unknown.

“Seller” has the meaning given in the Preamble.

“Storage” means storage as defined by RCRA or as defined by any applicable similar law of any jurisdiction where the Company has operated its business or Released Hazardous Substances, provided, however, that the term “Storage” as used herein shall not be limited to the storage of Hazardous Wastes, as defined in RCRA, but shall extend to the storage of any Hazardous Substance.

“Tax” means any federal, state or local tax or any foreign tax (including, without limitation, any net income, gross income, profits, premium, estimated, excise, sales, value added, services, use, occupancy, gross receipts, franchise, license, ad valorem, severance, capital levy, production, stamp, transfer, withholding, employment, unemployment, social security (including FICA), payroll or property tax, customs duty, or any other governmental charge or assessment), together with any interest, addition to tax or penalty.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means a Person other than Seller or an Affiliate of the Company or Seller.

“Transaction Agreements” means this Agreement and all other instruments and agreements executed and delivered pursuant to this Agreement.

“Transport” means transport as defined by RCRA or as defined by any applicable similar law of any jurisdiction where the Company has operated its business or Released Hazardous Substances, provided, however, that the term “Transport” as used herein shall not be limited to the transport of Hazardous Wastes, as defined in RCRA, but shall extend to the transport of any Hazardous Substance, as defined herein.

“Treatment” means treatment as defined by RCRA or as defined by any applicable similar law of any jurisdiction where the Company has operated its business or Released Hazardous Substances, provided, however, that the term “Treatment” as used herein shall not be limited to the treatment of Hazardous Wastes, as defined in RCRA, but shall extend to the treatment of any Hazardous Substance, as defined herein.

“Welfare Plan” means any “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), other than a Multiemployer Plan.

SECTION 2

PURCHASE AND SALE OF STOCK

2.1. Basic Agreement. Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, all of the issued and outstanding capital stock of the Company (the “Stock”).

2.2. Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by Buyer to Seller for the Stock shall be (i) $1,700,000, subject to adjustment pursuant to Section 2.5, payable by wire contemporaneously with the execution of this Agreement (and, if applicable, thereafter as provided in Section 2.5) to an account designated by Seller (the “Initial Payment”) plus (ii) the earn out payments that become due under Section 2.3, payable as provided therein.

2.3. Earn Out. Buyer shall pay Seller an earn out equal to 7% of net sales (i.e., gross sales less returns) of Okon Products by the Company or any Affiliate of the Company after the Closing until a total of $300,000 has been paid to Seller. After $300,000 in earn out payments has been paid, no further earn out payments shall be due. Earn out payments shall be payable monthly within 15 days after the end of each calendar month in respect of net sales during that month. Each earn out payment shall be accompanied by a statement reflecting in reasonable detail the calculation of the amount of the payment. Seller shall have the right to examine and audit the sales records of the Company not more than twice annually to verify the earn out payments due.

2.4. Assets to be Retained by Seller. Prior to the execution and delivery of this Agreement, Seller caused the Company to distribute to Seller all cash of the Company and all inter-company receivables owing to the Company from Seller. All inter-company payables owing to Seller from the Company are hereby cancelled.

2.5. Adjustment for Working Capital. Within 60 days after the Closing Date, Buyer shall provide Seller with a balance sheet of the Company as of the Closing Date, prepared in accordance with GAAP, accompanied by Buyer’s calculation of the Closing Date Working Capital based on that balance sheet. Buyer’s calculations of Closing Date Working Capital shall be binding on the parties unless, within 15 days after its receipt of such calculation from Buyer, Seller gives Buyer notice that Seller disagrees with Closing Date Working Capital as calculated by Buyer. If Seller gives such a notice, then Buyer and Seller shall attempt in good faith to resolve the disagreement and agree upon Closing Date Working Capital. Buyer shall provide Seller access to the books and records of the Company for purposes of attempting to resolve the disagreement. If they are unable to agree within 30 days after Seller’s notice, either party may elect to refer the matter to the Denver office of Hein + Associates (or such other independent accounting firm as the parties may agree upon) for resolution, and the determination of that firm shall be binding on the parties. Each party may provide the independent accounting firm with such information as it deems appropriate and Buyer shall provide the independent accounting firm with access to the books and records of the Company, as necessary to determine the Closing Date Working Capital. The fees and expenses of the independent accounting firm shall be shared equally by the parties. The independent accounting firm shall provide Seller and Buyer with a written statement of its calculation of actual Closing Date Working Capital. If actual Closing Date Working Capital as finally determined is less than $220,000, within 5 days after such final determination, Seller shall pay Buyer the amount of said shortfall. Any such payment shall be first by set off against amounts due Seller pursuant to Section 2.3. If actual Closing Date Working Capital as finally determined is equal to or greater than $220,000, no purchase price refund or further purchase price payment shall be paid.

2.6. Section 338(h)(10) Election. At the Closing, Seller and Buyer shall jointly make an election under section 338(h)(10) of the Code and any similar provision of any state or local tax law. For that purpose, the Purchase Price shall be allocated among the Business Assets as agreed by the parties within 60 days after the Closing Date.

2.7. Lease Guaranty. At the Closing, Buyer shall execute a guaranty of the Premises Lease in a form substantially similar to the existing guaranty signed by Seller and Seller shall be released from its guaranty of the Premises Lease, but only with respect to the Company’s performance after the Closing.

2.8. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) is being held at the offices of Sherman & Howard L.L.C., 633 Seventeenth Street, Suite 3000, Denver, Colorado 80202 contemporaneously with the execution of this Agreement, and shall be effective as of 12:00 a.m. local time in Denver, Colorado on the date of this Agreement (such effective time being the “Closing Date”).

SECTION 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1. The Company.

3.1.1. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The Company is not required to be qualified to do business as a foreign corporation in any jurisdiction. The Company has the requisite corporate power and authority to own its assets and carry on its business as presently being conducted. Complete and correct copies of the charter, bylaws, minute books and stock records of the Company current as of the date of this Agreement have been delivered to Buyer.

3.1.2. Subsidiaries. The Company does not own, directly or indirectly, any capital stock, any partnership, equity or other ownership interest in or any security issued by any other Person.

3.1.3. Capitalization. The authorized capital stock of the Company consists of 100 shares of Common Stock, no par value, of which 100 shares are issued and outstanding. All of the Stock is duly authorized, validly issued, fully paid and nonassessable and is owned of record and beneficially by Seller, free and clear of Encumbrances. There are no outstanding options, warrants, convertible securities or other rights to acquire any of the Stock from Seller or any other capital stock or security from the Company. The Stock was not issued in violation of any preemptive or similar right of any Person and has not been transferred in violation of, and is not currently subject to, any right of first refusal or similar right of any Person. The Stock is not subject to any voting trust or other voting agreement.

3.2. The Transaction Agreements.

3.2.1. Execution and Validity. This Agreement and each of the other Transaction Agreements to which Seller is a party have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

3.2.2. No Violation or Approval. The execution, delivery and performance by Seller of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements do not and will not constitute or result in (i) a violation of any order, judgment or decree of any court or governmental agency or body having jurisdiction over Seller, the Company or any of the Business Assets, or (ii) except as disclosed on Schedule 3.2.2, a breach of or default under, or the acceleration of any obligation or creation of any Encumbrance under (whether immediately, upon the passage of time or after the giving of notice), or otherwise require a consent or waiver under, any agreement, instrument, lease, contract, mortgage, deed or license to which Seller or the Company is a party or by which Seller or the Company or any of their assets are bound or affected or (iii) a violation of or a conflict with the charter or bylaws of the Company. Except as disclosed on Schedule 3.2.2, no notice to, or consent, approval, order or authorization of, or declaration or filing with, any governmental authority or entity or other Person is required to be obtained or made by Seller or the Company in connection with the execution, delivery and performance of or the consummation of the transactions contemplated by any of the Transaction Agreements.

3.3. The Business Assets.

3.3.1. Description. The Business Assets and the Premises constitute all of the assets, properties and rights used by the Company to conduct its business and necessary to conduct the Company’s business as currently conducted. Schedule 3.3.1 is a true and complete description of all material Business Assets, including a list of all material tangible Business Assets. The Business Assets include all of the assets reflected on the Company’s balance sheet as of February 28, 2005 included in the Financial Statements and all assets acquired in the ordinary course of business since that date, except (i) assets sold or used in the ordinary course of business since that date, (ii) the assets retained by Seller pursuant to Section 2.4 and (iii) any prepaid expenses relating to insurance or employee benefit programs, which are managed on a consolidated basis for Seller and its subsidiaries and will not be available to the Company following the Closing.

3.3.2. Title. The Company has good and marketable title to all of the Business Assets, free and clear of Encumbrances except (a) Encumbrances securing current Taxes not yet due and payable and (b) Encumbrances set forth in Schedule 3.3.2.

3.3.3. Intellectual Property. Schedule 3.3.3 is a list of the trademarks that the Company currently has registered with the United States Patent and Trademark Office. None of such trademarks infringes the intellectual property rights of any other Person. To the knowledge of Seller, no other Person is infringing the rights of the Company with respect to such trademarks. The Company’s manufacture, use, performance or sale of products or services has not violated or infringed on any intellectual property rights of any Person. The Company’s operations have not otherwise infringed on the intellectual property right of any Person.

3.4. Financial Matters.

3.4.1. Financial Statements. Attached to this Agreement as Exhibit A are the unaudited balance sheet of the Company as of February 28, 2005 (the “Interim Balance Sheet”) and the related unaudited statements of income, shareholders’ equity and cash flows for the three months then ended and the unaudited balance sheets of the Company as of September 30, 2002, 2003 and 2004 and the related unaudited statements of income, shareholders’ equity and cash flows for the fiscal years then ended (collectively, the “Financial Statements”). The Financial Statements were prepared from the books and records of the Company, which are correct and complete. The Financial Statements present fairly the financial position of the Company and the results of its operations as of the respective dates and for the periods presented therein and have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), except that they do not include a statement of cash flows or the notes required by GAAP.

3.4.2. No Undisclosed Liabilities. The Company has no Liabilities except (i) as set forth in the Interim Balance Sheet, (ii) as disclosed on Schedule 3.4.2, (ii) accounts payable, accrued salary, vacation and sick pay arising in the ordinary course of business since the date of the Interim Balance Sheet; (iii) performance obligations (other than any Liability arising out of or relating to any breach that occurred prior to the Closing) under the express terms of the Premises Lease or any Contract listed on Schedule 3.5.7, (iv) warranty obligations under the terms of the warranties included on Schedule 3.5.5; (v) current obligations to purchase and sell products or services under any purchase and sale orders entered into by the Company in the ordinary course of business; or (vi) the obligation to comply with applicable law in the ordinary course of business, first required to be performed after the Closing and not arising in connection with (A) any act, fact, or condition giving rise to a breach of any representation or warranty of Seller herein, or (B) any act or omission of Company or the Seller prior to the Closing.

3.4.3. Absence of Changes. Since February 28, 2005 the Company has not undergone any material adverse change in its business, assets, liabilities, financial condition, operating performance, or suffered any material damage, destruction or loss (whether or not covered by insurance), and to Seller’s knowledge, no event has occurred or circumstance exists that could reasonably be expected to result in such a material adverse change. Since February 28, 2005, the Company has operated only in the ordinary course of business, consistent with historical practice. Without limiting the generality of the foregoing, since February 28, 2005, the Company has not:

(a) increased or experienced any material adverse change in any assumption underlying any method of calculating bad debts, contingencies or other reserves from that reflected in the Financial Statements;

(b) cancelled, compromised, written down, written off or waived any claim or right of having a value in excess of $10,000;

(c) sold, transferred, distributed or otherwise disposed of any of its material assets except for sales of merchandise in the ordinary course of business and sales or other dispositions of raw materials, inventory and equipment no longer needed for its operation in the ordinary course of business and distributions pursuant to Section 2.4;

(d) made any capital expenditure or commitment for additions to property, plant or equipment having an aggregate cost in excess of $10,000;

(e) made or agreed to make any increase in the compensation payable or benefits provided to any of the officers, directors, employees or consultants of the Company, except for salary increases in the ordinary course of business;

(f) entered into, amended or modified any Company or Seller Employee Plan, except in the ordinary course of business and consistent with past practice

(g) entered into any transaction or contract, or amended or terminated any transaction or contract, with respect to the business of the Company, except normal transactions or contracts entered into in the ordinary course of business in arm’s-length transactions;

(h) terminated or been advised of the termination of or material reduction in its relationship with any material customer or supplier;

(i) changed in any material respect the business policies, methods of accounting or practices of the Company; or

(j) agreed, whether in writing or not, to do any of the foregoing.

3.4.4. Taxes. During the period that Seller has owned the Company, the Company has been part of Seller’s affiliated group filing consolidated income Tax Returns for federal and, where applicable, state income Tax purposes. All required Tax Returns relating to the Company have been filed. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company in respect of its operation that have become due prior to the Closing Date have been paid. The Company has not waived any statutes of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than waivers or extensions relating to the consolidated income tax returns of Seller’s affiliated group. The Company has not received notice from a taxing authority in a jurisdiction where it does not file Tax Returns that it may be subject to taxation by that jurisdiction. All Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee of the Company have been withheld and paid. The Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of section 355(e) of the Code within the last two years. Seller and the Company are part of a “selling consolidated group” as defined in section 338(h)(10) of the Code.

3.5. Operational Matters.

3.5.1. Suppliers. Schedule 3.5.1 lists the top twenty (dollar value) suppliers or subcontractors from which the Company purchased goods or services in any of the fiscal years ended September 30, 2004 and 2003. Schedule 3.5.1 lists each supplier which is the Company’s sole source of supply for any product. The Company has no knowledge that any such supplier or subcontractor intends to discontinue, materially reduce delivery of any goods or services, default under or terminate any agreement with the Company or modify the terms of its sales to the Company within the next twelve months.

3.5.2. Customers. Schedule 3.5.2 lists all customers to which the Company sold goods or services in any of the fiscal years ended September 30, 2004 and 2003. The Company has no knowledge that any such customer intends to discontinue or to materially reduce purchases of such goods or services or default under or terminate any agreement with the Company within the next twelve months. Except as accrued for the purpose of determining the Closing Date Net Working Capital, the Company has not received any prepayments or deposits from customers for products to be shipped or services to be performed in the future.

3.5.3. Compliance With Law. The Company is, and at all times been, in compliance with applicable law in all material respects. The Company has not received notice of any allegations or inquires concerning any violations of law relating to the Company, the Premises or any facility or property currently or formerly owned, occupied or used by the Company, the Company’s operations or the Business Assets.

3.5.4. Litigation. Except as disclosed in Schedule 3.5.4, there are no actions, claims, suits, audits, examinations, investigations or proceedings pending or to Seller’s knowledge threatened against the Company, whether by a private Person or a governmental agency or body and, to Seller’s knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as the basis for any such action, claim or the like. No judgments, orders, decrees, citations, fines or penalties have been entered or assessed (and not discharged or otherwise satisfied) against the Company.

3.5.5. Product Warranties/Product Liability. No product sold by the Company to customers prior to the Closing Date is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale which are attached to or described on Schedule 3.5.5. Except as set forth on Schedule 3.5.5, there have been no product recalls by the Company during the past five years. Except as set forth on Schedule 3.5.5, since March 20, 1997, no claims (whether or not insured by insurance policies) alleging personal injury, bodily injury or property damage as a result of any defect in the design, manufacture or installation of any product manufactured or sold by the Company, or a breach of a duty to warn, test, inspect or instruct of dangers associated with any such product has been made, or, to Sellers knowledge, threatened, against the Company or, to Seller’s knowledge, its customers.

3.5.6. Licenses, etc. Schedule 3.5.6 is a list of all governmental and regulatory licenses and permits necessary for the conduct of the Company’s business as presently conducted by the Company and the ownership or use of the Business Assets. All of those licenses and permits required to be set forth on Schedule 3.5.6 are in full force and effect, and the Company has been and is in compliance with the same, except where the failure to be in compliance would not have a material adverse effect on the Company, the Business Assets or its operations. No proceeding is pending to revoke or limit any of such licenses and permits or otherwise impose any conditions or obligations on the possession or transfer of any of them, and to the Knowledge of seller, there is no proceeding which has been threatened in writing which would have such an effect. No written notice of any violation has been received by the Company relating to any license or permit.

3.5.7. Contracts. Schedule 3.5.7 contains a true and complete list of all contracts, agreements, deeds, mortgages, leases, licenses, instruments, commitments, sales orders, purchase orders, quotations and bids to which the Company is a party or by which the Company is bound, except for (i) the Premises Lease, (ii) contracts for the purchase and sale of products or services entered into by the Company in the ordinary course of business, and (iii) contracts under which all material obligations of the Company have been performed (as listed on Schedule 3.5.7, collectively, the “Contracts”). Seller has made available to Buyer a true and complete copy of each Contract. Except as set forth on Schedule 3.5.7, neither the Company nor, to the knowledge of Seller, any other Person is in default under or in breach or violation of any Contract.

3.5.8. Bank Accounts; Powers of Attorney. All bank and brokerage accounts used by the Company are master accounts for Seller and its subsidiaries and none of those accounts will be available to the Company after the Closing. The Company has not granted any powers of attorney.

3.5.9. Premises. The Premises constitute all of the real property, buildings and improvements used by the Company in its business. Seller has made available to Buyer a true and complete copy of the Premises Lease. Neither the Company nor, to the knowledge of Seller, the lessor of the Premises is in default under or in breach or violation of the Premises Lease.

3.6. Employee Matters.

3.6.1. Benefit Plans.

(a) List of Employee Plans. Schedule 3.6.1(a) contains a full and complete list of all Company Employee Plans. True, correct and complete copies of each Company Employee Plan have been made available by the Company to Buyer, including: (i) each Company Welfare Plan and each Company Pension Plan and all amendments thereto and the current summary plan description and summary annual reports, if any, for each such plan; and (ii) each written (or a written description of any oral) Company Benefit Arrangement. The Boards of Directors of Seller and the Company have taken all necessary action to terminate the Company’s participation in all Company Pension Plans effective on or before the Closing Date.

(b) Multiemployer and Pension Plans. Except as set forth on Schedule 3.6.1(b), the Company and its ERISA Affiliates do not, and have not for the past seven calendar years, sponsored, maintained, contributed to, been required to contribute to, or had any Liability with respect to, any Pension Plan or Multiemployer Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. There are no unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) with respect to any such Pension Plan or Multiemployer Plan. No such Pension Plan or Multiemployer Plan has been the subject of, and no event has occurred or condition exists that could be deemed, a “reportable event” (as such term is defined in Section 4043 of ERISA) as to which a notice would be required (regardless of whether waived) to be filed with the PBGC. No such Pension Plan or Multiemployer Plan has been completely or partially terminated, nor has any event occurred, nor do any circumstance exist, that could result in the partial termination of any such Pension Plan or Multiemployer Plan. The PBGC has not instituted or threatened a proceeding to terminate or to appoint a trustee to administer any such Pension Plan or Multiemployer Plan pursuant to Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any such Pension Plan or Multiemployer Plan by the PBGC. Neither the Company nor any of its ERISA Affiliates has any Liability to the PBGC (other than payment of required premiums, all of which have been paid).

(c) Compliance. Except as set forth on Schedule 3.6.1(c), each Company Employee Plan has at all times complied in all material respects with, and been administered in all material respects in compliance with, its terms and all applicable Law. All contributions and payments with respect to each Company Employee Plan have been timely made when due.

(d) Tax-Favored Status. Each Company Employee Plan and any related trust currently satisfies, and for all prior periods have satisfied, in form and operation, all requirements for any Tax-favored treatment intended for such plan or trust or applicable to plans or trusts of its type including, as applicable, Sections 105, 106, 125, 401(a), 401(k) and 501 of the Code. The IRS has issued a favorable determination letter with respect to the requirements for Tax-favored status under Sections 401(a) and 501 of the Code for each Company Employee Plan and each trust created under any such plan of a type that could be eligible for such a determination letter, which applies to all amendments to the Code effected by the laws generally known by the acronym “GUST” and all prior laws, and nothing has happened since the date of such letter that would prevent any such plan from remaining so qualified.

(e) Excess Payments. No payment which the Company is required to pay to any employee, former employee, director, consultant or agent as a result of the Transaction Agreements and related events will or could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(f) COBRA. Each Company Welfare Plan which is a “group health plan” (within the meaning of Section 4980B of the Code or Section 607(1) of ERISA) has been administered in compliance with COBRA.

(g) Trigger Events. Neither the execution and delivery of the Transaction Agreements nor the consummation of the transactions contemplated thereunder will:

(i) give rise to any Liability on the part of the Company or Buyer for severance pay, unemployment compensation, layoff benefits, change of control payments or benefits, termination pay, or withdrawal liability or any other Liability to any of their employees, former employees or any other Persons; or (ii) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due from the Company to any of its employees, former employees or any other Persons.

(h) Representations. No written or oral representations have been made to any employee or former employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, disability or other welfare coverages for any period of time beyond the end of the current plan year (except, and to the extent, required by COBRA). No written or oral representations have been made to any employee or former employee of the Company concerning the Employee Plans of Buyer that are inconsistent in any material respect with the terms of such Employee Plans.

(i) Single Employer. Except as set forth on Schedule 3.6.1(i), the Company would not now be, and would never have been, considered an ERISA Affiliate of any other Person.

3.6.2. Employees. The list of all employees of the Company provided by Seller to Buyer as of the Closing Date that sets forth for each such employee: (i) his or her position and title; (ii) his or her date of hire; (iii) his or her salary; (iv) his or her unpaid wages, accrued vacation time and accrued personal time as of February 28, 2005; and (v) any bonuses paid to him or her with respect to the fiscal year ended September 30, 2004 or earned by or promised to him or her with respect to the current fiscal year; is accurate and complete in all respects. The Company has complied with all applicable Laws relating to the employment of labor including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes, the Worker Adjustment and Retraining Notification Act and the Immigration Reform and Control Act of 1986; provided that Seller makes no representation or warranty concerning the Company’s compliance with such laws in connection with any termination or other action taken by Buyer or the Company after the effective time of the Closing.

3.6.3. Employment. The Company has paid in full to all its employees, or made appropriate accruals for on its books of account, all wages, commissions, bonuses and other direct compensation for all services performed by them up to the effective time of the Closing. The Company has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom, and the Company has paid the same when due to the proper governmental authorities through Closing. Except as set forth in Schedule 3.6.3, there are no controversies, grievances or claims by any of the Company’s employees, former employees of the Company or beneficiaries of employees of the Company pending or, to the knowledge of Seller, threatened with respect to their employment or benefits incident thereto, including, but not limited to, sexual harassment and discrimination claims and claims arising under workers’ compensation laws (collectively, “Employee Claims”), and to the knowledge of Seller, there is no state of facts or event which could reasonably be expected to form the basis for any Employee Claims. Except as set forth on Schedule 3.6.3 there have been no Employee Claims with respect to the Company’s employees in the past three years. Except as described on Schedule 3.6.3, the Company has not promised any employee that he or she will receive any payment, bonus or other special compensation if the transactions contemplated by this Agreement are consummated.

3.6.4. Labor Relations. The Company is not a party to any collective bargaining agreement with respect to any of its employees, none of its employees is represented by a labor union and, to Seller’s knowledge, there is no labor union organizing activity by or among its employees, nor has there been any such activity during the past five years.

3.7. Environmental Matters.

3.7.1. Compliance. The Company is conducting and at all times has conducted its business and operations, including, without limitation, its occupancy, use and operation of the Premises or any facility or property currently or formerly owned, occupied or used by the Company, in compliance in all material respects with applicable Environmental Laws. Neither Seller nor the Company has received any communication, whether from a governmental authority, citizens’ group, employee or other individual or entity, that has alleged that the operation of the Company’s business is not in compliance with any Environmental Law. No notice has been filed by the Company under applicable Environmental Laws reporting the Release or threatened Release of any Hazardous Substance and no such notice has been required to be filed by the Company related to the Premises or any facility or property currently or formerly owned, occupied or used by the Company or the Company’s operation of its business.

3.7.2. Hazardous Substances. Any Hazardous Substances which are included among the assets of the Company are used or intended for use in the conduct of the Company’s business, have not been and are not intended to be discarded or abandoned, and are not waste or waste materials. Except as set forth in Schedule 3.7.2, the Company does not generate, handle, use, transport or dispose of Hazardous Substances in such quantities or in a manner that could reasonably be expected to give rise to liability under any environmental law. All Hazardous Substances generated or used as part of the business of the Company have been handled, stored, treated and disposed of in compliance in all material respects with applicable Environmental Laws.

3.7.3. Except as set forth in Schedule 3.7.3:

(a) (i) no underground storage tanks are located on the Premises or any facility or property currently or formerly owned, occupied or used by the Company, (ii) no underground storage tanks were located on the Premises or any facility or property currently or formerly owned, occupied or used by the Company, during or prior to the time that the subject facility or property was owned, occupied or used by the Company, and (iii) the Company has not used any of the underground storage tanks set forth in Schedule 3.7.3;

(b) there has been no Disposal or Release of any Hazardous Substance by the Company or, to the Company’s knowledge, by any other Person, at or from the Premises or any facility or property currently or formerly owned, occupied or used by the Company, during or prior to the time that the subject facility or property was owned, occupied or used by the Company in violation of any Environmental Law, or which will or could reasonably be expected to give rise to any Liability under any Environmental Law;

(c) to the knowledge of Seller, there has been no Release of any Hazardous Substance at or from any properties adjacent to any facility or property currently or formerly owned, occupied or used by the Company, during or prior to the time that the subject facility or property was owned, occupied or used by the Company in violation of any Environmental Law, or which will or could reasonably be expected to give rise to any Liability under any Environmental Law;

(d) there is no electrical transformer, fluorescent light fixture with ballasts, or other equipment containing polychlorinated biphenyls on the Premises or any facility or property currently or formerly owned, occupied or used by the Company;

(e) there has been no Treatment or Disposal of any Hazardous Substance by the Company on the Premises or any facility or property currently or formerly owned, occupied or used by the Company, during or prior to the time that the subject facility or property was owned, occupied or used by the Company in violation of any Environmental Law, or which will or could reasonably be expected to give rise to any Liability under any Environmental Law, and all Hazardous Substances owned or used by the Company that are not in the Company’s current and usable supplies or inventory have been removed from any facility or property owned, occupied or used by the Company and disposed of in compliance in all material respects with all Environmental Laws;

(f) there has been no generation or Storage of any Hazardous Waste by the Company on the Premises or any facility or property owned, occupied or used by the Company, which generation or Storage was not in material compliance with Environmental Law;

(g) there has been no Treatment, Storage or Disposal or arrangement for Disposal of Hazardous Substances by the Company on any property not owned, operated, used or leased by the Company in violation of any Environmental Law, or which will or could reasonably be expected to give rise to any Liability under any Environmental Law;

(h) the Company has not, in the course of operating it business, sent a Hazardous Substance to a site that, pursuant to any Environmental Law (i) has been placed or proposed for placement on the National Priorities List or any similar state list, or (ii) is subject to or the source of an order, demand or request from a government authority to take “response,” “corrective,” “removal,” “remedial” or investigative action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; and

(i) the Company has prepared, maintained and filed all reports required to be prepared, maintained or filed, and has timely obtained, and is in compliance in all material respects with, all certificates, approvals, authorizations, registrations and permits including, without limitation, all air permits, authorizations and registrations, (all of which certificates, approvals, authorizations, registrations and permits are set forth in Schedule 3.7.3 and are in full force and effect, and copies of which have been furnished to Buyer) and has generated and maintained all data, documentation and records required under all Environmental Laws in connection with the operation of the Company’s business;

(j) Neither Seller nor the Company has received any written notice, order or other communication from any Governmental Authority, citizens’ group, employee or other individual or entity claiming that, as a result of the operation of the business by the Company, that the Company is or may be a liable party under CERCLA, any state superfund laws or comparable laws relating to environmental cleanup or that the Company is or may be otherwise liable for personal injury or property damage related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Substance;

(k) the Company maintains all records and has prepared and filed all lists, reports and other information required pursuant to, and has otherwise complied in all material respects with, TSCA and any and all rules and regulations adopted pursuant thereto with respect to any products manufactured, produced, distributed or sold by the Company. All of the products manufactured, produced, distributed or sold by the Company, and all raw materials and intermediates purchased from others used in such products, which were required to be reported to the United States Environmental Protection Agency for the listing of “TSCA Inventory” have been so reported. No report of substantial risk under TSCA has been made by the Company, nor was any such report required in connection with the operation of the Company’s business; and

(l) None of the products manufactured, produced, distributed or sold by the Company contains or did contain any: (i) lead, (ii) asbestos, or (iii) pentachlorophenal.

Schedule 3.7.3 also contains an accurate and complete list of all environmental reports, audits and assessments prepared by or for Seller or the Company with respect to the Company’s operation of its business or use of the Business Assets in the past ten (10) years, copies of which have been furnished to Buyer.

3.8. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Seller or the Company in such manner as to give rise to any valid claim against Seller, the Company or Buyer for any brokerage or finder’s commission, fee or similar compensation.

3.9. Receivables. The accounts receivable included in the Business Assets, net of the reserve reflected on the Company’s books and records, represent valid obligations to the Company arising from sales actually made, services actually performed or value actually given in the ordinary course, will be collected in full, subject to any reserve reflected in the Closing Date Working Capital, within 180 days. No consignment, “pay when sold” or extended payment terms have been granted to any customer. There is no pending contest, claim or right of set-off with respect to any account receivable included in the Business Assets other than returns, credits, discounts and customer rebates.

3.10. Inventories. Schedule 3.10 sets forth a list of inventory included in the Business Assets as of February 28, 2005. All inventory of the Company has been valued on each of the balance sheets included in the Financial Statements and on the records and books of account of the Company at the lower of cost or market value on a FIFO basis. Obsolete inventory and inventory of below standard quality have been written down to amounts not in excess of realizable market value.

3.11. Insurance. Schedule 3.11 lists all insurance policies purchased, acquired or maintained by or for the Company during the five year period prior to the Closing Date. Neither Seller nor the Company is in material default of any provision of any policy listed or required to be listed on Schedule 3.11. Seller has heretofore delivered or made available to Buyer true and correct copies of all policies listed or required to be listed on Schedule 3.11, and after the Closing Date the Company will continue to have the benefit of all such policies on the same basis as immediately prior to the Closing Date in respect of occurrences prior to the Closing Date during the respective policy periods.

3.12. Workers Compensation. At all times prior to the Closing, the Company has maintained statutory Workers Compensation insurance. Except as listed on Schedule 3.12, there have been no workers compensation or employers liability claims by any employee of the Company for the last three years.

3.13. Disclosure. No representation or warranty of the Company in this Agreement and no statement in the Schedules omits to states a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1. Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Buyer has the requisite corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to perform it obligations thereunder. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer.

4.2. Execution and Validity of Agreements. This Agreement and each of the other Transaction Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

4.3. No Violation or Approval. The execution, delivery and performance by Buyer of each of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby do not and will not result in (i) a violation of any law, rule or regulation, order, judgment or decree applicable to Buyer or any order, judgment or decree of any court or any governmental agency or body having jurisdiction over Buyer or its properties or assets, (ii) a breach or a default under (whether immediately, upon the passage of time or after giving notice), or the acceleration of any payment under any material agreement, instrument, lease, contract, mortgage, or license to which Buyer is a party or by which it or any of its properties or assets is bound, or (iii) a violation of or a conflict with its charter or bylaws. No consent, approval, order or authorization of, or declaration or filing with, any governmental authority or entity or other party is required to be, and has not been, obtained or made by Buyer in connection with the execution, delivery and performance of or the consummation of the transactions contemplated by any of the Transaction Agreements.

4.4. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller, the Company or Buyer for any brokerage or finder’s commission, fee or similar compensation.

4.5. Securities Law Matters. Buyer is acquiring the Stock for its own account and with no view to the distribution thereof. Buyer acknowledges that the Stock has not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and cannot be offered or sold by Buyer unless subsequently so registered or unless exemptions from the registration requirements of that Act and all applicable state securities laws are available for the transaction, as established to the satisfaction of the Company, by opinion of counsel or otherwise. Buyer has had access to all material information concerning the Company, including the opportunity to meet with and ask questions of the officers of the Company. Buyer is an “accredited investor” as defined in Regulation D of the Securities and Exchange Commission.

SECTION 5

POST-CLOSING COVENANTS

5.1. [INTENTIONALLY OMITTED]

5.2. Tax Returns and Contests.

5.2.1. Tax Periods Ending on or Before the Closing Date. Seller shall file or cause to be filed all income Tax Returns that are required to be filed, and pay or cause to be paid all income Taxes that are required to be paid, by or with respect to the income of the Company for Tax periods that end on or before the Closing Date, including, without limitation, the year ended September 30, 2004 and the short tax period of the Company from that date to the Closing Date. Seller will pay any income Taxes due in respect of any such Tax period.

5.2.2. Tax Periods Beginning on or After the Closing Date. Buyer shall file or cause to be filed all income Tax Returns that are required to be filed, and pay or cause to be paid, all income Taxes that are required to be paid, by or with respect to the income of the Company for any Tax period beginning on or after the Closing Date.

5.2.3. Contests. Seller shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any income Tax Return and contest, resolve and defend against any assessment for income Taxes, notice of income Tax deficiency or other adjustment of income Taxes of or relating to any liability of the Company for income Taxes for any Tax period ending on or before the Closing Date. Subject to the foregoing, Seller shall allow Buyer to participate at Buyer’s expense in any such contest which could have a continuing effect on the Company or could result in any adjustment to a Tax return of the Company for any other period. Seller shall not settle any such audit or examination in a manner which would adversely affect the Company after the Closing Date without the prior written consent of Buyer, which consent shall not unreasonably be withheld. Buyer shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any income Tax Return and contest, resolve and defend against any assessment for income Taxes, notice of income Tax deficiency or other adjustment of income Taxes of or relating to any liability of the Company or Buyer or any successor thereto for income Taxes for any Tax period ending after the Closing Date. Subject to the foregoing, Buyer shall allow Seller to participate at Seller’s expense in any audits or examinations of income Tax Returns including the Company to the extent that such audits or examinations could require Seller to make a payment under this Agreement. Buyer shall not settle any such audit or examination in a manner which would adversely affect Seller without the prior written consent of Seller, which consent shall not unreasonably be withheld.

5.3. Health Benefits for Company Employees. From and after the Closing Date, Buyer will use reasonable efforts to provide a health benefit plan for the benefit of the Company’s employees and their dependents. Buyer’s health benefit plan shall be responsible for all benefits for health care services rendered after the effective time of the Closing to the Company’s employees and their covered dependents (including those in the hospital or undergoing a plan of treatment as of the Closing). In addition, Buyer shall (i) waive all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any health benefit plan to the extent required by the Health Insurance Portability and Accountability Act of 1996 (HIPAA), and (ii) take into account any covered expenses incurred on or before the Closing Date by any Company employee (or covered dependent thereof) for purposes of satisfying applicable deductible provisions (as set forth in a writing delivered to Buyer by Seller contemporaneously with the Closing) after the Closing Date under any applicable Buyer health benefit plan. Buyer shall be responsible for complying with COBRA with respect to any employee of the Company whose employment is terminated on or after the Closing Date.

5.4. Further Assurances. Each of the parties, at and after the Closing Date, upon the reasonable request from time to time of the other party and without further consideration (other than the reimbursement of reasonable out-of-pocket expenses), shall execute and deliver such documents and take such other actions as may be necessary or reasonably desirable to consummate the transactions contemplated hereby.

5.5. Press Releases. Immediately following the Closing, Seller and Buyer shall make a press release announcing the consummation of the transactions contemplated hereby substantially in the form previously approved by the parties. Thereafter, neither party will issue any press release relating to the subject matter of this Agreement without the prior written approval of the other, which approval shall not be unreasonably withheld or delayed; provided that either party may, after attempting to obtain the consent of the other party as far in advance as is reasonable in the circumstance, make any press release that it is advised by counsel is necessary or prudent under applicable securities laws.

5.6. Termination of Obligations. Effective as of the Closing Date, neither the Company nor Buyer shall have any Liability to Seller or any Affiliate of Seller, except for Liabilities under this Agreement and the other Transaction Agreements. Effective as of the Closing Date, Seller shall not have any Liability to the Company or Buyer, except for Liabilities under this Agreement and the other Transaction Agreements.

5.7. COBRA Coverage. Seller shall timely provide all notices and continuation of health care coverage required to be provided to any of the Company’s employees, former employees, or the beneficiaries or dependents of such employees or former employees, under COBRA, to the extent such notices and continuation of health care coverage are required to be provided by reason of events occurring prior to the effective time of the Closing.

5.8. Restrictive Covenants.

5.8.1. Confidential Information. In consideration of the consummation of the transactions contemplated herein, Seller covenants and agrees at all times to hold as secret and confidential (unless disclosure is required pursuant to court order, subpoena in a governmental proceeding, arbitration or pursuant to other process or requirement of law in which case Seller will provide Buyer reasonable notice prior to such disclosure and shall take all reasonable steps to prevent or limit disclosure) any and all knowledge, information, developments, methods and processes, trade secrets, formulae, processes, technology, specifications, know-how and confidences of the Company, its business, customers or products, (“Confidential Information”). Seller agrees not to use any Confidential Information for its own benefit or for the benefit of others or to disclose any Confidential Information without the prior written consent of Buyer, which consent shall make express reference to this Agreement. This covenant shall not apply to (i) any information that becomes publicly available other than by or through Seller, (ii) any information that Seller is required by law to disclose, or (iii) any information disclosed as part of Seller’s financial statements, Tax Returns, reports to the Securities and Exchange Commission or any analysis or discussion thereof or press release relating thereto.

5.8.2. Noncompetition. In further consideration of the consummation of the transactions contemplated herein, Seller covenants and agrees that until the third (3rd) anniversary of the Closing Date (the “Non-Competition Period”), it will not, without the prior written consent of Buyer, either directly or indirectly, whether or not for consideration, (a) solicit business from, or compete with the Company or Buyer for the business of, any customer for the purchase of products or items the same as or substantially similar to, or which may be otherwise used in substitution for, products sold by the Company immediately prior to the Closing (such items, “Products”) in any state where the Company sold Products prior to the Closing (the “Territory”); (b) operate, control, advise, or perform any consulting services for, any business, company, partnership, organization, proprietorship, or other entity, who or which, at any time during the Non-Competition Period, solicits business from, or competes with the Company or Buyer for the business of, any customer for the purchase of Products anywhere in the Territory; provided that Seller shall not be in violation of this clause (b) unless its activities relate to the portion of the entity’s business involving Products or (c) engage in any practice the purpose of which is to evade the provisions of this covenant; provided, however, that nothing contained herein shall prevent Seller from acquiring an equity interest of up to two percent (2%) of an entity whose shares are traded on a national securities exchange or over-the-counter market.

5.8.3. Noninterference. In further consideration of the consummation of the transactions contemplated herein, during the Non-Competition Period, Seller covenants and agrees that it will not, without the prior written consent of Buyer, directly or indirectly, (a) solicit, induce or attempt to solicit or induce any employee or agent of the Company or Buyer to terminate his or her relationship with the Company or Buyer; or (b) induce or attempt to induce any customer, supplier or contractor of the Company or Buyer to terminate or adversely change its relationship with the Company or Buyer or otherwise interfere with any relationship between the Company or Buyer and any of their customers, suppliers or contractors.

5.8.4. Remedy for Certain Breaches. Seller acknowledges and agrees that the covenants in Section 5.8 hereof were negotiated at arms length, are required for the fair and reasonable protection of the Company and Buyer, that Buyer would not have purchased the Stock had Seller not agreed to these covenants, that the restrictions contained herein are designed to protect the business of the Company and Buyer, and that the obligations of Buyer in this Agreement constitute adequate consideration for Seller’s obligations under Section 5.8 hereof. Seller further acknowledges and agrees that a breach of any of the covenants, obligations or agreements set forth in Section 5.8 hereof will result in irreparable and continuing damage to the Company and Buyer in their respective business and property for which there will be no adequate remedy at law, and Seller agrees that in the event of any such breach, the Company and Buyer shall be entitled to injunctive relief to restrain such breach by Seller, and to such other and further relief (including damages) as is proper under the circumstances.

5.8.5. Reformation of Agreement; Severability. The parties intend the covenants set forth in Section 5.8 hereof to be enforced as written. However, in the event that any provision set forth in Section 5.8 hereof is held by a court of competent jurisdiction to be invalid or unenforceable to any extent, such court shall exercise its discretion in reforming such provision to the end that Seller shall be subject to such restrictions and obligations as the court deems reasonable under the circumstances and enforceable by Buyer. In the event that a provision or term of this Agreement is found to be void or unenforceable to any extent and such court does not exercise its discretion to reform such provision, it is the agreed upon intent of the parties hereto that all remaining provisions or terms of this Agreement shall remain in full force and effect to the maximum extent permitted by law and that this Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

SECTION 6

INDEMNIFICATION

6.1. Buyer’s Indemnification. Subject to the limitations set forth in this Section 6, Buyer hereby agrees to indemnify and hold harmless Seller and its Affiliates from, against and in respect of any and all Adverse Consequences arising from:

(a) Any breach of any representation or warranty made by Buyer in this Agreement or any other Transaction Agreement;

(b) Any breach or default in performance by Buyer of any covenant or other agreement in this Agreement or any other Transaction Agreement; and

(c) All Adverse Consequences resulting from or arising solely out of the operation of the Company’s business, the ownership of its assets or the manufacture or sale of any product after the Closing, except any Adverse Consequences resulting from any act, fact, or condition for which Buyer or its Affiliates are entitled to indemnification under Section 6.2, without regard to Section 6.4.

6.2. Seller’s Indemnification. Subject to the limitations set forth in this Section 6, Seller hereby agrees to indemnify and hold harmless Buyer and its Affiliates (including the Company) from, against and in respect of any and all Adverse Consequences arising from:

(a) Any breach of any representation or warranty made by Seller in this Agreement or any other Transaction Agreement;

(b) Any breach or default in performance by Seller of any covenant or other agreement in this Agreement or any other Transaction Agreement;

(c) Notwithstanding any disclosure hereunder, all Adverse Consequences resulting from or arising out of any Liability of the Company under any Environmental Law resulting from any act, omission, or condition prior to the Closing Date;

(d) Notwithstanding any disclosure hereunder, all Adverse Consequences resulting from or arising out of the operation of the Company’s business, the ownership of its assets or the manufacture or sale of any product prior to the Closing, except (i) Liabilities for accounts payable, accrued salary, vacation and sick pay included in the final Closing Date Working Capital; (ii) performance obligations (other than any Liability arising out of or relating to any breach that occurred prior to the Closing) under the express terms of the Premise Lease or any Contract listed on Schedule 3.5.7; (iii) warranty obligations for product warranty claims made after the Closing under the terms of any warranty included on Schedule 3.5.5; (iv) Adverse Consequences relating to the matters disclosed on Schedule 3.5.4, to the extent of “Accrued Liabilities” included in the determination of the Closing Date Working Capital; or (v) current obligations to purchase and sell products or services under any purchase and sale orders entered into by the Company in the ordinary course of business, but only to the extent that, as of the Closing, the Company is not delinquent or in default with respect thereto.

(e) All Adverse Consequences resulting from or arising out of any item disclosed on Schedule 3.6.3 pursuant to the last sentence of Section 3.6.3.

(f) All Adverse Consequences relating to the Company’s obligation to pay Taxes with respect to any period prior to the Closing which are not accrued for purposes of determining the Closing Date Net Working Capital.

6.3. Survival; Time Limits for Indemnification. The representations and warranties of Seller made in this Agreement, or in any certificate or other document delivered pursuant to this Agreement, will survive the Closing Date for a period of two years from the Closing Date, except that the representations and warranties in Sections 3.1, 3.2., 3.4.4, 3.6, 3.7 and 3.8 will survive the Closing Date indefinitely. The representations and warranties of Buyer made in this Agreement, or in any certificate or other document delivered pursuant to this Agreement, will survive the Closing Date indefinitely. The covenants of Seller and Buyer made in this Agreement will survive the Closing Date indefinitely. Seller will not have any obligation to indemnify any Person pursuant to this Agreement with respect to any breach of a representation or warranty of Seller that survives the Closing Date for a limited period unless a notice of such breach is given to Seller by such Person on or prior to the last day of that period. Nothing in this Section 6.3 is intended to waive or extend any statute of limitations or repose that is otherwise applicable to a claim under this Agreement.

6.4. Basket and Cap.

6.4.1. Basket. Seller shall not have any obligation to indemnify Buyer or its Affiliates under Section 6.2(a) until the aggregate Adverse Consequences suffered by Buyer and its Affiliates for which indemnification would otherwise be due under Section 6.2(a) exceed $35,000, but then Seller shall be liable to Buyer for all Adverse Consequences, from the first dollar; provided that in no event will this Section 6.4.1 apply to any claims under Sections 3.9 and 3.10.

6.4.2. Cap. Seller shall not be obligated to indemnify Buyer and its Affiliates under Section 6.2(a) in an aggregate amount that exceeds $1,000,000.

6.5. Exclusivity. From and after the Closing Date, the right to indemnification pursuant to (and subject to the limitations provided in) this Section 6 shall be the exclusive remedy of the parties for any breach of a representation, warranty or covenant in this Agreement.

6.6. Defense of Claims. Except as otherwise provided in Section 5.2.3, the procedures to be followed with respect to the defense and settlement of any claim against which any Person (an “Indemnitee”) is entitled to be indemnified in whole or in part by Seller or Buyer (in such capacity, the “Indemnifying Party”) under this Section 6 (a “Claim”) shall be as follows:

(a) Unless the Claim is also asserted against the Indemnifying Party and there is a material conflict between the positions of the Indemnifying Party and the Indemnitee in conducting the defense of the Claim, the Indemnifying Party shall be entitled to assume and control such defense with counsel chosen by it. The Indemnitee shall be entitled to participate therein after such assumption, but the costs of such participation following such assumption shall be at the expense of the Indemnitee. Upon assuming such defense, the

Indemnifying Party shall have full right to enter into any compromise or settlement which is dispositive of the matter involved; provided that, except for the settlement of a Claim that involves no obligation of the Indemnitee other than the payment of money for which indemnification is provided hereunder, the Indemnifying Party shall not settle or compromise any Claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld; and provided, further, that the Indemnifying Party may not consent to entry of any judgment or enter into any settlement in respect of a Claim which does not include an unconditional release of the Indemnitee from all liability in respect of such Claim.

(b) With respect to a Claim as to which the Indemnifying Party (i) does not have the right to assume the defense under Section 6.6(a) or (ii) shall not have exercised its right to assume the defense, the Indemnitee shall assume and control the defense of and contest such Claim with counsel chosen by it and the Indemnifying Party shall be obligated to pay all reasonable attorneys’ fees and expenses of the Indemnitee incurred in connection with such defense. The Indemnifying Party shall be entitled to participate in the defense of such Claim at its own expense. The Indemnitee shall not settle or compromise any Claim that it is defending without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

(c) The Indemnifying Party and the Indemnitee shall cooperate fully with one another in connection with the defense, compromise or settlement of any Claim, including without limitation making available to the other all pertinent information and witnesses within its control at reasonable intervals during normal business hours.

SECTION 7

MISCELLANEOUS

7.1. [INTENTIONALLY OMITTED]

7.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to any choice or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

7.3. Notices. All notices and other communications required or permitted hereunder shall be in writing (including any facsimile transmission or similar writing), and may be given by any means selected by the sender. Any such notice or other communication shall be effective (i) if sent by telecopy to the recipient’s fax number given below, when such telecopy is transmitted and the sender’s telecopier confirms transmission, (ii) if sent by reputable overnight courier to the recipient’s address given below, one business day after being delivered to such courier or (iii) if sent by any other means, when actually received.

To Seller:

            Rentech, Inc.

            1331 17th Street, Suite 720

            Denver, Colorado 80202

            Attention: Mr. Claude Corkadel

            Fax No.: (303) 298-8010

With a copy to:

            Sherman & Howard L.L.C.

            633 Seventeenth Street, Suite 3000

            Denver, Colorado 80202

            Attention: Andrew L. Blair, Jr.

            Fax No.: (303) 298-0940

To Buyer:

            Zinsser Co., Inc.

            173 Belmont Drive

            Somerset, NJ

            Attention: Robert Senior

            Fax No.: (732) 469-4539

With a copy to:

            Calfee Halter & Griswold LLP

            800 Superior Avenue

            Cleveland, OH 44114

            Attention: Edward W. Moore, Esq.

            Fax No.: (216) 241-0816

Any party may change its address or telecopier number to be used for purposes of this Section 7.3 by notice to the other parties.

7.4. Entire Agreement, Assignability, Etc. This Agreement (including the Schedules and Exhibit attached hereto) (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the transactions and matters contemplated hereby, including the letter of intent dated December 3, 2004 between Buyer and Seller and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Neither party may assign its rights or delegate its duties hereunder without the written consent of the other party.

7.5. Counterparts. This Agreement may be executed in any number of counterparts, no one of which need be signed by all parties, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed or delivered by facsimile.

7.6. Representations as to Knowledge. The representations and warranties of Seller in Section 3 which are made to the “knowledge” of Seller or the Company or words of similar import shall be deemed to mean the actual knowledge of Geoffrey S. Flagg, Claude C. Corkadel, III, Frank L. Livingston and Fred A. Merian, after inquiry of the employees of the Company who have primary responsibility for the area of its operations to which the particular representation and warranty relates.

7.7. Headings, Terms. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. Defined terms are applicable to both singular and plural forms. All pronouns will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word include (and any variation) means including without limitation. The word day means a calendar day. All references to Sections are to sections of this Agreement unless indicated otherwise.

7.8. Waivers. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

7.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.10. Remedies Cumulative. Subject to Section 7.1, all remedies of Seller or Buyer under this Agreement or any other Transaction Agreement are cumulative with each other and with any other remedies available at law, in equity or by contract. Any decision to pursue one remedy shall not prevent a party from pursuing any other remedy at the same or any subsequent time.

7.11. Expenses. Each party will bear all costs and expenses (including, without limitation, all legal, accounting and tax related fees and expenses) incurred by it in connection with this Agreement or the transactions contemplated hereby.

7.12. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

7.13. Incorporation of Exhibit. The Exhibit and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SELLER:

Rentech, Inc.

By:	/s/ Claude C. Corkadel III
Name:	Claude C. Corkadel III
Title:	Vice President – Strategic Programs

BUYER:

Zinsser Co., Inc.

By:	/s/ L. Joseph Lee
Name:	L. Joseph Lee
Title:	Vice President/Assistant Secretary